SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
July 17, 2020
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SCIENTIFIC INDUSTRIES, INC.
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(Exact name of registrant as specified in its charter)

Delaware	000-6658	04-2217279
(State or other Jurisdiction)	(Commission File Number)	(IRS Employer No.)

80 Orville Drive
Bohemia, New York 11716
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(Address of principal executive offices)

(631) 567-4700
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(Registrant's telephone number, including area code)

Not Applicable
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(Former name or former address, if changed since last report)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective July 20, 2020, the Company entered into a consulting agreement with Societät Reinhard and Noah Vogt AG o GmbH and Mr. Reinhard Vogt (collectively, the “Consultant”) for a two (2)-year period, unless terminated by either party with 90 days’ prior written notice. As noted below, Mr. Vogt is a member of the Board of Directors of the Company (the “Board”). The consulting agreement provides for the Consultant to furnish consulting services as to the strategic operations of Scientific Bioprocessing, Inc., a wholly-owned subsidiary of the Company (“SBI”). The Consultant will be paid a monthly fee of 5,000 euros, an annual bonus of up to 2% of net sales of SBI over mutually agreed upon sales targets plus the issuance of 125,000 stock options of the Company. The agreement shall be automatically renewed at the end of the term for additional one (1) year periods, subject to earlier termination by either party upon 90 days’ prior written notice, and incorporates non-competition and confidentiality clauses.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 17, 2020, the Board accepted the resignation of Mr. James S. Segasture as a Class A Director. Mr. Segasture resigned to pursue other business opportunities and not as a result of any dispute or disagreement with the Company. The Company will pay Mr. Segasture director fees for the remainder of the fiscal year.

On July 17, 2020, the Board appointed Mr.Vogt to the Board as Mr. Segasture’s duly elected successor to serve until the 2021 Annual Meeting of Stockholders. The Board also appointed Mr. Vogt to serve as chairman of the Board of Directors of SBI.

Mr. Vogt, age 64, most recently served as Executive Vice President and on the Executive Board of Sartorius Stedim Biotech GmbH for the 10 years prior to his retirement in July 2019.

On June 23, 2020, the Board approved a discretionary grant for the fiscal year ended June 30, 2020 of 215,366 stock options for Helena R. Santos, the Company’s Chief Executive Officer and President. The stock option grant is subject to the procurement of requisite stockholder approvals.

ITEM 9.01 Financial Statements and Exhibits

(a) and (b) not applicable

(c) Exhibits

Exhibit No.	Description
10A-1	Copy of Consulting Agreement between the Company and Societät Reinhard and Noah Vogt AG o GmbH and Reinhard Vogt

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC INDUSTRIES, INC.

Date: July 21, 2020	By:	/s/ Helena R. Santos
Helena R. Santos,
President and Chief Executive Officer